Exhibit 10.36

May 11, 2009

Blackstar Investco LLC

c/o Daimler North America Corporation

One Mercedes Drive

Montvale, NJ 07645

Attention: Dr. Thomas Laubert

Re: Restrictions on Share Transfer; Certain Voting Restrictions

Ladies and Gentlemen:

Reference is hereby made to that certain Series E Preferred Stock Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), by and between Tesla Motors, Inc., a Delaware corporation (the “Company”), and Blackstar Investco LLC (“Newco”), which provides for the issuance and sale by the Company to Newco of shares of Series E Preferred Stock.

This letter is to confirm that, for full and valid consideration, the undersigned hereby consent and agree to the following:

(i) Agreement Not to Transfer. For period commencing on the date of this agreement and ending on December 31, 2011, the Elon Musk Revocable Trust dated July 22, 2003 (the “Musk Trust”) shall not transfer, directly or indirectly, in one or in a series of transactions, any of shares of the Company’s capital stock held by it to any transferee that is a Daimler Competitor unless consented to by Newco in its sole discretion and in writing.

(ii) Agreement Not to Vote Shares. For period commencing on the date of this agreement and ending on December 31, 2011, the Musk Trust shall not, without the consent of Newco (in writing and in Newco’s sole discretion), vote any shares of the Company’s capital stock held by it in favor of a Deemed Liquidation (as defined in the Purchase Agreement) to which a Daimler Competitor or a Person (as defined in the Purchase Agreement) other than an individual controlled by a Daimler Competitor, in one or in a series of transactions, is a party.

(iii) Daimler Competitors. For purposes of this Agreement, the term “Daimler Competitor” shall mean any automobile original equipment manufacturers other than Daimler.

(iv) Co-Sale Rights. In the event that the Musk Trust provides a Notice (as defined in the Right of First Refusal Agreement dated May 11, 2009 (the “ROFR Agreement”)) that it proposes to accept one or more bona fide offers from a Daimler Competitor to purchase shares of the Company’s Preferred Stock or Common Stock, as applicable (the “Shares”) (and Newco has waived its rights pursuant to subsection (i) above), and to the extent the rights of first refusal under the ROFR Agreement with respect to the Shares are not exercised, Newco shall have the right, exercisable upon written notice to the Musk Trust within thirty (30) business days after receipt of the Notice, to participate in such sale of the Shares on the same terms and conditions as those set forth in the Notice. To the extent that Newco exercises such right of participation, the number of Shares to be sold by the Musk Trust shall be correspondingly reduced, and the Musk Trust shall sell such reduced number of shares at the price and on the same terms and conditions as set forth in the applicable Notice.

(a) Newco will be entitled to sell its pro rata share of the Shares, which shall be equal to a fraction, (x) the numerator of which shall be the number of Conversion Shares (as defined in the ROFR Agreement) held by Newco on the date of the Notice and (y) the denominator of which shall be the aggregate number of Conversion Shares held on the date of the Notice by the Musk Trust and Newco.

(b) Newco may effect its participation in the sale by delivering to the Musk Trust for transfer to the purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock or Preferred Stock, as may be applicable, that Newco elects to sell pursuant to this subsection (iv); provided, however, that if the purchaser is purchasing Common Stock and objects to the delivery of Preferred Stock in lieu of Common Stock, Newco may convert the Preferred Stock and deliver the Common Stock issuable therefor. The Musk Trust shall promptly remit to Newco that portion of the sale proceeds to which Newco is entitled by reason of its participation in such sale.

(c) If Newco does not elect to exercise its co-sale rights pursuant to this subsection (iv) or does not give notice within the required time pursuant to under subsection (iv) (in each case provided that Newco has waived its rights pursuant to subsection (i) above), the Musk Trust may sell or otherwise transfer the Shares on the same terms and conditions specified in the Notice, provided that such sale or transfer is consummated within forty-five business (45) days from the date of the Notice. In the event the Shares are not disposed of by the Musk Trust within such forty-five business (45) day period, such Shares shall once again be subject to the co-sale rights herein provided.

(v) Assignment; legend. The Musk Trust may not assign, in whole or in party, any of its rights or obligations pursuant to this letter agreement without the prior written consent of Newco and any purported assignment in violation of this letter agreement shall be void. Any such assignee and any future assignee shall agree in writing to be bound by the provisions of this agreement, including all obligations of the Musk Trust hereunder, prior to such assignment becoming effective. The Musk Trust shall cause, promptly following the date of this letter agreement, all certificates of the Company’s capital stock held by the Musk Trust to include legends consistent with the restrictions on transfer and voting contained in this letter agreement.

(vi) Attempt to Transfer. Any attempt by the Musk Trust to transfer or vote any shares in violation of this letter agreement shall be void, and the Company will not treat any alleged transferee as the holder of such shares or any such voted shares as having been validly voted.

(vii) Termination. The provisions of this letter agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) December 31, 2011, (b) provided that the provisions of this Agreement have not been breached by the Musk Trust, the consummation of (i) a merger or consolidation of the Company with or into another corporation for cash consideration or stock that is publicly traded on a national securities exchange or a combination of cash consideration or such publicly traded stock in which the holders of capital stock of the Company immediately prior to such merger or consolidation do not continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring corporation or (ii) a sale of all or substantially all of the Company’s assets in which such assets are sold solely for cash consideration or stock that is publicly traded on a national securities exchange or a combination of cash consideration or such publicly traded stock, (c) such time as Newco (together with Daimler AG (“Daimler”) or any Controlled Affiliate of Daimler (as defined in the Purchase Agreement)) no longer hold at least 9,950,000 shares of Common Stock of the Company (including any shares of Common Stock of the Company issuable or issued upon the conversion of the Series E Preferred Stock of the Company and as equitably adjusted for any stock dividends, combinations, splits, recapitalizations, dilutive issuances, deemed issuances and the like), (d) none of the Strategic Agreements (as defined in the Purchase Agreement) are in full force and effect or (e) such time as (A) the representation set forth in Section 3.10 of the Purchase Agreement is no longer true and accurate in all material respects, (B) Daimler (or a Controlled Affiliate of Daimler) no longer holds 20% or more of the equity interests of Newco or (C) Newco is in breach in any material respect of Section 3.5 of the Fourth Amended and Restated Investors’ Rights Agreement dated May 11, 2009 (it being agreed that Newco shall be deemed to not be in such breach if (1) Newco notifies the Company of such breach within 10 business days of such breach and (2) Newco cures such breach within 20 business days after delivery of such notice). Notwithstanding the foregoing, the provisions set forth in subsection (iv) hereof shall terminate upon a Qualified IPO (as defined in the ROFR Agreement).

This letter agreement and the Purchase Agreement and the Transaction Documents (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the Purchaser and the Company with regard to the subject matters hereof and thereof, and supersede any and all other oral or written understandings or agreements with respect thereto.

It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this letter agreement by any other party, that this agreement shall be specifically enforceable, and that any breach or threatened breach of this agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or any requirement for posting of a bond.

This letter agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Any notice required or permitted by this agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax, or five business days (in the case of intra-United States notices) and ten business days (in the case of international notices) after being deposited in the U.S. or other Government Authority (as defined in the Purchase Agreement) mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice.

Except as expressly provided herein, each of the parties shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this agreement.

Any term of this agreement may be amended or waived only with the written consent of the Musk Trust and Newco.

To the fullest extent that they may effectively do so under applicable Law (as defined in the Purchase Agreement), the parties hereby waive any provision of Law which renders any provision of this agreement invalid, illegal or unenforceable in any respect. If one or more provisions of this agreement are held to be invalid, illegal or unenforceable under applicable Law, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision within 30 business days, then (a) if such provision is rendered or held invalid, illegal or unenforceable in a jurisdiction only as to a particular Person (as defined in the Purchase Agreement) or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be, (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this agreement or any of the remaining provisions hereof.

No delay or omission to exercise any right, power or remedy accruing to any party under this agreement, upon any breach or default of any other party under this agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Each party to this Agreement hereby irrevocably and unconditionally:

(a) agrees that any suit, action or proceeding instituted against it by any other party with respect to this agreement or any other Transaction Agreement (as defined in the Purchase Agreement) may be instituted, and that any suit, action or proceeding by it against any other party with respect to this agreement or any other Transaction Agreement shall be instituted, only in the courts of the State of Delaware, located in the County of New Castle (and appellate courts therefrom), (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;

(b) (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or any other Transaction Agreement brought in any court specified in subsection (a) above, (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(c) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(d) to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement and the other Transaction Agreements.

Any reference herein or in any other Transaction Agreement to a “business day” shall mean a day other than Saturday, Sunday or any other day which commercial banks in San Francisco, California or Stuttgart, Germany are authorized or required by law to close, and any reference herein or therein to “day” shall mean a calendar day. If any action may or is required to be taken under this agreement or any other Transaction Agreement by a date which is not a business day, then such date shall be deemed to refer to the business day immediately following such date.

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This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Sincerely,

ELON MUSK REVOCABLE TRUST DATED JULY 22, 2003

By:	/s/ Elon Musk
Elon Musk, Trustee

Agreed and acknowledged:

BLACKSTAR INVESTCO LLC

By:	/s/ Herbert Kohler

Name:	Prof. Herbert Kohler

Title:	Vice President